Exhibit 10.16
                                   COVANCE WAY


                                  COVANCE INC.
                           VARIABLE COMPENSATION PLAN

1. Purpose. The purpose of the Covance Inc. Variable Compensation Plan (as amended, modified or supplemented, from time to time, the "Plan") is to reward participating employees of Covance Inc. ("Covance") and its subsidiaries (collectively, the "Company") for the attainment of superior performance. The Plan does not constitute an amendment, supplement or modification of any individual employment agreement between the Company and an employee or to that certain Asset Purchase Agreement dated as of March 15, 1996 among Covance and the parties specified therein with respect to the earning or payment of variable or bonus compensation.

2. Eligibility. Variable compensation awards under the Plan may be made to individuals who are full-time employees of the Company (including executives or managers of the Company) provided, that (1) the employee is employed with the Company on or before October 1 of the performance year in question, except as specified below, and (2) the employee is employed by the Company both as of December 31 of the performance year in question and on the date that the variable compensation award for the performance year in question is actually paid, except as specified below; provided, further, that (a) with respect to clause (1) above, in the event an individual is employed by the Company (i) on or after October 1 for the performance year in question but otherwise satisfies the eligibility or performance requirements of the Plan, then the Committee may approve a variable compensation award for such individual based on the chief executive officer's ("CEO") recommendation or (ii) after January 1 of the performance year in question but before October 1 of such year and otherwise satisfies the eligibility or performance requirements of the Plan, then such employee's variable compensation award, if any, shall be prorated based on the actual service provided by the employee for

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the performance year in question based either on time worked or base pay earned and (b) with respect to clause (2) above, in the event any employee who leaves the Company during the performance year in question or prior to the date the variable compensation award for such performance year is paid, in each case as a result of death, disability or retirement with the consent of Covance, any such award or payment shall be prorated based on actual service provided by the employee for the performance year in question based on time worked or base pay earned in the performance year in question. In all cases any variable compensation awards under the Plan will be based on actual service provided by the employee for the performance year in question based on time worked or base pay earned in the performance year in question. The term "subsidiary" means any corporation in an unbroken chain descending from the parent company, where each corporation, other than the last in the chain, owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

3. Administration/Disputes. The Compensation Committee of the Covance Board of Directors (the "Committee"), or a subcommittee of such committee, consisting of at least two members who qualify as outside directors under applicable Internal Revenue Code and Securities and Exchange Commission (the "SEC") rules, codes and regulations, shall manage and administer the Plan. No member of the Committee shall be eligible for awards under the Plan. The Committee may adopt policies, rules and regulations that it deems necessary for governing, managing or administering the Plan. It may take action either by a majority vote of its members in attendance provided there is a quorum, or by an instrument in writing signed by all members without a meeting. Members of the Committee shall not be liable for any act or omission in their capacities as such members, except for bad faith, gross negligence or intentional misconduct or inaction. Any dispute or disagreement which shall arise under, or as a result of, or pursuant to, this Plan shall be finally determined by the Committee in its absolute and uncontrolled discretion, and any such determination or any other determination by the Committee under or pursuant to this

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Plan and any interpretation by the Committee of the terms of this Plan, shall be final, binding and conclusive on all persons affected thereby.

4. Performance Year. Each consecutive twelve month period from January 1 through December 31 shall be treated as a separate performance year for the purpose of the Plan.

5. Covance Bonus Pool. The Committee shall approve at the beginning of each performance year in question, or as soon as practicable thereafter, but in no event later than the date that is 90 days after the beginning of such performance year, the minimum and maximum aggregate amount of money available for variable compensation under the Plan and the target aggregate variable compensation awards in each case based on a financial target such as pre-tax and pre-bonus income of the Company (the "Bonus Pool"). The Bonus Pool shall be allocated among Covance's corporate group (such group, other than the CEO and executive management (including the Corporate Senior Vice Presidents), being, "Covance Corporate"), various divisions, Business Units and Operating Groups and the CEO and executive management (including the Corporate Senior Vice Presidents) as specified in Paragraph 8.

6. Scorecards. (a) Executive/Business Units/Operating Groups/Scorecards. Within the time limit specified in Paragraph 5, the CEO shall approve a "scorecard" of objectives to be achieved during the performance year for each Business Unit or Operating Group of the Company (other than the Non-Scorecard Business Units, as defined in Paragraph 7). Such objectives may be based on a variety of business criteria, including financial performance, such as operating margin, pre-tax income, or revenue, and other criteria, all or some of which may be applicable to all of the Company or only to the Business Unit or Operating Group.

     (b) Individuals. (i) Objectives. Within the time period specified in Paragraph 5, the Committee shall approve the objectives for the performance year in question of the

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CEO and the CEO shall approve the objectives of his direct reports, including the Corporate Senior Vice Presidents. In the case of the CEO and his executive management team, including the Corporate Senior Vice Presidents, such objectives shall be based on a variety of criteria, including financial performance, such as operating margin, pre-tax, pre-bonus operating margin, revenue or earnings per share and other criteria which are of the category type (as opposed to the actual objectives) specified in the scorecards of the Business Units and Operating Groups.

     The Committee shall also review and approve by category employees who shall be subject to individual performance objectives for the performance year in question. Such objectives shall be in form and substance acceptable to such employee's supervisor or senior management, as applicable, and completed within the time period specified in Paragraph 5. The Committee shall also designate employees by category who shall not be required to provide such objectives.

        (ii) Variable Compensation Targets. The Committee will establish a variable compensation target for each level of participating employee by category of position reflected as a percentage of an employee's base pay earned during the performance year in question (the "Employee Bonus Percentage", and the product of an employee's base pay earned during the performance year and the applicable Employee Bonus Percentage is, the "Employee Bonus Target Amount").

        (iii) Performance Ratings. The Committee shall establish performance assessment categories for both employees with and without objectives and the impact, in each case, of such performance assessment on such individuals' variable compensation award, if any, under the Plan.

7. Non-Scorecard Business Units. Covance Corporate and the Business Units approved by the CEO (individually, a "Non-Scorecard Business Unit" and, collectively,

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the "Non-Scorecard Business Units") shall not be required to prepare
"scorecards". Instead, the CEO shall approve within the time period specified in Paragraph 5 financial targets for such Non-Scorecard Business Units for the performance year in question and the amount of variable compensation each such Non-Scorecard Business Units would be eligible for in the aggregate if its applicable financial target is achieved for the performance year in question.

8. Computations. (a) Measurement. The Committee shall certify in writing before the payment of any variable compensation under the Plan the amount of the actual Bonus Pool for the applicable performance year and whether the objectives of Covance's CEO has been satisfied for the performance year in question. Further, Covance's CEO shall assess the performance of the Business Units and Operating Groups and his executive management, including the Corporate Senior Vice Presidents, compared to their applicable scorecards or objectives and, as more fully specified in Paragraph 8(c), whether the performance targets for the Non-Scorecard Business Units have been satisfied, in each case, for the performance year in question and shall, at the Committee's request, review such assessments with the Committee. Approved minutes of the Committee shall satisfy the foregoing requirement. In calculating the amount of the actual Bonus Pool as of the end of the performance year in question and assessing whether the scorecards and objectives and the financial targets for the Non-Scorecard Business Units, in each case, have been satisfied, in whole or in part, as applicable, or exceeded on a basis consistent with circumstances existing when the budgeted Bonus Pool, such scorecards and objectives and the financial targets for the Non-Scorecard Business Units, in each case, were established, the Committee or the CEO, as applicable, may include or exclude, as applicable, the effect on the Bonus Pool, the scorecards and objectives and the financial targets for the Non-Scorecard Business Units arising from any acquisition of the stock or assets of any other person or entity, the divestiture of all or any of the Company's businesses, restructurings, strategic expenditures by Covance identified to the Covance Board of Directors as such, force majeure events, material

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litigation, any adjustment to the Bonus Pool financial target, where such target is based on pre-bonus and pre-tax income, necessary to achieve the budgeted earnings per share target for the performance year in question based on the actual results for the performance year in question for items below the pre-tax line on the income statement such as taxes, equity earnings and the weighted average shares outstanding, changes in tax laws or accounting practices, or any other unexpected or unforeseen extraordinary event or occurrence during the performance year; provided, however, that with respect to Company employees who meet the definition of "covered employee" under Section 162(m) of the Internal Revenue Code, as amended from time to time and the regulations thereunder the Committee shall not increase the amount of compensation payable to such employee that would otherwise be paid based upon attainment of the scorecards in question.

     (b) Bonus Pool Allocations - CEO Discretionary Awards. The CEO shall have the discretion and authority to allocate up to $500,000 of the Bonus Pool (the "Discretionary Bonus") to any individual who is not a Corporate Vice President or higher or to any of the Business Units (including the Non-Scorecard Business Units) or Operating Groups based on his sole and absolute judgment that such individual or entity has made a significant contribution to the Company's success or for some other compelling business reason. Such Discretionary Bonus shall not be paid until (1) the CEO has advised the Committee of his rationale for such award and (2) the other amounts payable under the Plan have been paid.

     (c) Bonus Pool Allocations - Non-Scorecard Units. The CEO shall review the Non-Scorecard Business Units' financial results after the completion of the performance year in question. In the event that such Non-Scorecard Business Units either do better or worse than the financial target specified for such Non-Scorecard Business Unit, then the CEO shall determine and approve the amount from the Bonus Pool, if any, that should be allocated to each such Non-Scorecard Unit, if any.

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     (d) Bonus Pool Allocations - Covance Corporate. Covance Corporate employees shall be awarded a variable compensation amount under the Plan equal to the product of (1) a fraction, (x) the numerator of which is the Bonus Pool and (y) the denominator of which is the 1x Bonus Pool (as hereinafter defined), (2) such Covance Corporate employee's Employee Bonus Target Amount and (3) such employee's bonus payout percentage, determined in accordance with such employee's performance rating. "1x Bonus Pool" means the aggregate amount of variable compensation that would accrue under the Plan if the Company earned
100% of the financial target approved by the Committee for the applicable performance year; provided that the foregoing amount shall be adjusted for the actual number of employees who are actually employed by the Company both as of December 31 of the performance year in question and the date that variable compensation under the Plan is actually paid for the performance year in question, their length of service during the performance year in question, and the actual time worked or base pay earned during the performance year in question.

     (e) Bonus Pool Allocations - CEO and Executive Management. Part I of Appendix 1 sets forth the components of the variable compensation awards under the Plan for any given performance year for the CEO and executive management (including the Corporate Senior Vice Presidents). Part II of Appendix 1 sets forth the method for computing such awards based on actual Company financial performance.

     (f) Bonus Pool Allocations - Business Units/Operating Groups. The amount of the Bonus Pool that shall be available for allocation to the Business Units and Operating Groups for a given performance year shall be the difference between
(1) the actual Bonus Pool for such performance year and (2) the sum of the variable compensation awards determined pursuant to Paragraphs 7(b) - (e) above (the foregoing sum being, the "Bonus Deductions"). Appendix 2 sets forth the methodology for determining a Business Unit's or Operating Group's actual allocable share of the Bonus Pool (after giving effect to the Bonus Deductions) for the performance year in question (such variable compensation

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amount being for each such Business Unit or Operating Group, a "Business Unit
Actual Bonus Pool").

     (g) Bonus Pool Allocations - Individuals. Except in the case of the CEO and the members of executive management (including Corporate Senior Vice Presidents) and all employees of Covance Corporate, actual variable compensation awards under the Plan to all employees of the Company are determined as set forth in Appendix 3; provided, however, that with respect to employees who are not Corporate Vice Presidents of the Company or higher, the CEO shall have the authority to adjust, after consultation with appropriate members of management, any individual's variable compensation award under the Plan; provided, further, however, that in no event shall the aggregate amount of the variable compensation payments to a Business Unit or Operating Group for a given performance year exceed such Business Unit's or Operating Group's allocable share of the Bonus Pool, nor shall the aggregate of the variable compensation awards to all employees under the Plan for a given performance year exceed the actual Bonus Pool earned for such performance year.

     (h) Prorations. In furtherance of the second provisio of Paragraph 8(g), the computation of any individual variable compensation award to any employee under this Plan (including the CEO and executive management) shall be prorated for the aggregate effect of individual performance assessments that, without giving effect to such proration, would result in variable compensation awards that would otherwise exceed the amount of the actual Bonus Pool for the performance year in question.

9. Maximum Variable Compensation Award Payout. In no event shall any individual receive more than 200 percent of such individual's variable compensation target.

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10. Payment of Awards. Variable compensation awards earned under the terms of the Plan in excess of specified base levels may at the discretion of the Committee, after consultation with Covance's management, be paid in cash, or in stock options through the Employee Equity Participation Plan, or both. Payment will be made as soon as practicable after the performance year in question, but no later than each March 15 following the close of the applicable performance year. Individuals may elect to defer payment of the variable compensation awards in the event the Company has established a deferred compensation plan for employees on the terms and conditions of such deferred compensation plan.

11. GOVERNING LAW; BINDING EFFECT. THIS PLAN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY (WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS THEREOF) AND ALL QUESTIONS CONCERNING THE VALIDITY AND CONSTRUCTION THEREOF SHALL BE GOVERNED IN ACCORDANCE WITH THE LAWS OF SAID STATE; PROVIDED, HOWEVER, THAT ALL MATTERS OF CORPORATE GOVERNANCE AND OTHER CORPORATE MATTERS CONCERNING DELAWARE CORPORATIONS SHALL BE GOVERNED BY THE DELAWARE GENERAL CORPORATION LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THIS PLAN SHALL BE BINDING UPON AND INURE TO THE BENEFIT OF THE PARTIES HERETO, THEIR LEGAL REPRESENTATIVES, SUCCESSORS AND ASSIGNS.

12. Termination of Employment. Participation in the Plan does not create a contract of employment, nor grant any employee of the Company the right to be retained in the service of, or otherwise employed by, the Company. Individuals will not receive a variable compensation award under this Plan for the performance year in which their employment terminates for any reason or if they are terminated for any reason prior to the date the variable compensation is actually paid for the performance year in question, except as otherwise provided in Paragraph 2 hereof. Without limitating the foregoing or

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Paragraph 2 hereof, any individual whose employment is terminated for wrongdoing, including, but not limited to, a violation of the Company's Business Integrity Program, including the Code of Conduct, will forfeit all rights to payment under this Plan.

13. Effective Date. The Plan will take effect as of January 1, 1999 and supersedes in their entirety the Covance Way Covance Inc. Variable Compensation Plan, as amended, effective January 1, 1998, the Covance Inc. Variable Compensation Plan, as amended, and effective January 1, 1997, the Covance Inc. General Employee Variable Compensation Plan, as amended, and effective January 1, 1997 and the Covance Biotechnology Services Inc. Variable Compensation Plan, as amended, and effective January 1, 1997.

14. Amendment, Suspension, or Termination. The Board or Committee may, at any time, suspend, terminate or amend the Plan, in such respects as the Board or Committee deems to be in the best interest of the Company. No amendment will adversely affect any right of any grantee, or his successors in interest, to keep any variable compensation award actually made hereunder before the effective date of the amendment. Plan deferrals, if any, in effect at the Plan's termination remain in effect according to their original terms.

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                                   APPENDIX 1

                    COMPONENTS, ADJUSTMENTS AND COMPUTATIONS
                             OF EXECUTIVE MANAGEMENT
                          VARIABLE COMPENSATION AWARDS

Part I.  Components

        A. CEO and STAFF EXECUTIVE MANAGEMENT (e.g., CORPORATE SENIOR VICE PRESIDENTS)

        o 50% of variable compensation award is based on satisfaction of objectives specified in individual objectives (which objectives shall include an earnings per share target).

        o 50% of variable compensation awards is based on satisfaction of targeted Covance pre-tax and pre-bonus income as specified for the applicable performance year.

        B. OPERATIONS EXECUTIVE MANAGEMENT (e.g., CORPORATE SENIOR VICE PRESIDENTS who are GROUP PRESIDENTS)

        o 50% of the variable compensation award based on satisfaction of objectives specified in individual objectives.

        o 50% of the variable compensation award is based on satisfaction of targeted Covance pre-tax and pre-bonus income as specified for the applicable performance year.


Part II.  Methodology

The CEO or any member of Executive Management (e.g., Corporate Senior Vice Presidents) shall be awarded a variable compensation amount under the Plan equal to the sum of (1) an amount equal to the product of (w).5, (x) such executive's Employee Bonus Target Amount, (y) such executive's bonus payout percentage, determined in accordance with such executive's performance rating and (z) a fraction (i) the number of which is the actual Bonus Pool and (ii) the denominator of which is the 1x Bonus Pool, as adjusted, and (2) an amount equal to the product of (x) .5, (y) such executive's Employee Bonus Target Amount and
(z) a fraction (i) the numerator of which is the actual Bonus Pool and (ii) the denominator of which is the 1x Bonus Pool, as adjusted.

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                                   APPENDIX 2

                              BONUS POOL ALLOCATION
                                   METHODOLOGY



        Methodology: The CEO shall review and determine a Business Unit's or Operating Group's performance against its scorecard after the completion of the performance year in question. The scorecard point total shall be determined by assessing the Business Unit's or Operating Group's scorecard performance in two areas: "earnings" and "other". With respect to "earnings", the Business Unit or Operating Group will earn 90 points if it meets the earnings target specified in its scorecard and 10 points if it meets, in their totality, the "other" targets specified in its scorecard. Achieving total targeted performance for the Business Unit or Operating Group results in a total of 100 points. A Business Unit's or Operating Group's actual performance against either the "earnings" or "other" targets will result in a scorecard point adjustment as specified below:


                             SCORECARD POINT RANGE:


                             Minimum                 Target             Maximum
                            Performance          Performance           Performance
                            -----------          -----------           -----------
        Category

        Earnings(1)            50                     90                    110       Points

        Other(2)                0                     10                    20

        TOTAL                  50                    100                   130

--------
(1) A Business Unit or Operating Group scores the maximum of 110 points for the "earnings" category if it achieves 120% of its earning's target, as specified in its scorecard (such entity gets 1 additional point for each 1% over its earnings target), and a minimum of 50 points by achieving 80% or less of its earnings target (i.e., such entity loses 2 points for each 1% deficiency to its earnings target).

(2) A Business Unit or Operating Group can earn as low as zero points for failure to achieve its "other" targets in their totality as specified in its scorecard and up to 20 points for exceeding such targets in their totality.

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


                                   APPENDIX 3

                     INDIVIDUAL EMPLOYEE PAYOUT METHODOLOGY


Methodology

Any employee of the Company, except as specified in Paragraph 8(g) of the Plan, will be paid a variable compensation amount under the Plan equal to the product
(1) a fraction, (a) the numerator of which is the Employee Theoretical Bonus Amount (as hereinafter defined) and (b) the denominator of which is the sum of the Business Unit's or Operating Group's Employee Theoretical Bonus Amounts and
(2) the Business Unit Actual Bonus Pool.

"Employee Theoretical Bonus Amount" means the product of the Employee Bonus Target Amount and the individual's bonus payout percentage, determined in accordance with the individual's performance rating as specified under the Plan.

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                     APPENDIX F (Pursuant to Paragraph 8(d)

                           COVANCE CORPORATE EMPLOYEE
                                BONUS CALCULATION


Example:

        Pre-tax and Pre-Bonus Income = $108,300,000
        Bonus Pool = $23,350,000
        1x Bonus Pool = $21,900,000(1)
        Employee's Base Pay = $100,000
        Employee's Bonus Percentage Target = 30%
        Employee's Bonus Target Amount = $30,000
        Employee's Performance Rating = 120%

  Variable
Compensation
    Award = (Actual Bonus Pool) x (Employee's Bonus Target Amount) x  (Employee's Performance Rating)
            ------------------
             1 x Bonus Pool

   Variable
Compensation
    Award = ($23,350,000) x ($30,000) x (1.2)
             -----------
            ($21,900,000)

Variable Compensation Award = (1.066)  x ($30,000) x (1.2)  = $38,376.56(2)

(1) This assumes, in reference to Appendix A, that there are fewer employees on the bonus payment date than budgeted at the time Appendix A was adopted or that there has been higher turnover than budgeted, or that there is a less costly mix of wages and salaries than budgeted.

(2) This example assumes that no proration was required because of inflated performance assessments as specified in Paragraph 8(h) of the Plan.
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